Exhibit 99.1

For Immediate Release	Contact:	John A. Stiles
John A. Stiles & Associates, L.L.C.
314-994-0560

F. Ross Johnson and Harry J. Silverman Join The Board Of AuthentiDate Holding Corp.

Schenectady, NY—December 23, 2003—AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that F. Ross Johnson and Harry Silverman have joined its Board of Directors. Mr. Johnson is the Chairman of RJM Group and is the former Chairman and CEO of RJR Nabisco. Mr. Silverman is the Executive Vice President and CFO of Domino’s Pizza.

“The knowledge and experience these two individuals bring to the Board will be invaluable,” said John Botti, AuthentiDate Chairman and CEO. “They have proven their leadership within their respective industries and epitomize the first class industry leader all of us at AuthentiDate are striving to become.”

“AuthentiDate has proven itself to be a legitimate factor in the high tech world that we live in today,” said F. Ross Johnson. “I am pleased to be a part of their organization through my participation as a Director of the Company.”

Harry Silverman stated that he is looking forward to using his financial expertise to assist and advise AuthentiDate about reporting requirements: “Financial reporting is more complex than ever before, and requires finance professionals to be up-to-date in a constantly changing environment. I believe I can offer some input that will assist in this area, as well as in the company’s overall strategic planning. I’m very excited about this appointment and my future contributions as an active board member. “

About Mr. Johnson and Mr. Silverman

F. Ross Johnson

F. Ross Johnson currently serves as the Chairman of RJM Group, his investment firm which is based in Atlanta. Mr. Johnson served in several management positions, including President and Chief Operating Officer (COO) and later Chairman and CEO, at Standard Brands Limited from 1971 until 1981 when the Company merged with Nabisco, which became Nabisco Brands.

After the merger, Mr. Johnson served as Nabisco Brands’ President and COO, as well as Chairman of its Executive Committee. In 1984, he became Vice-Chairman and CEO of Nabisco Brands.

In September 1985, Nabisco Brands and RJR merged and became RJR Nabisco. Mr. Johnson was named President and COO and served on the Board of Directors. In January 1987, he became CEO and in April of that same year, Chairman of the Executive Committee. Dr. Johnson retired from RJR Nabisco in 1989 after overseeing its sale for $25 billion in cash, a record price at that time of any acquisition and today, still stands as the highest cash price.

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Under Mr. Johnson’s direction, RJR Nabisco became one of the leading international corporations with annual sales of approximately $18 billion. From 1975 to 1988, companies run by Mr. Johnson achieved an annualized rate of return to its shareholders in excess of 22% per annum.

Harry J. Silverman

As Executive Vice President and Chief Financial Officer of Domino’s Pizza, Harry J. Silverman is responsible for all finance and accounting functions, as well as having an integral role in the strategic management of the Company. Mr. Silverman has been CFO since 1993 and through 1998 he led Domino’s Human Resources, Technology, Legal and Franchise Administration teams, building the foundation for many of its current innovative practices.

Mr. Silverman joined Domino’s Pizza in 1985 as a regional controller based in Chicago, Illinois. He was promoted to National Operations Controller in 1988, and moved to corporate headquarters in Ann Arbor, Michigan. In January 1990, he was later promoted to Corporate Controller. Prior to joining Domino’s, he was an auditor with Grant Thornton Corporation, handling major NYSE accounts.

Throughout his career with Domino’s, Mr. Silverman has played an instrumental role in its growth and is credited with managing its financial turnaround in the early 1990’s. After several years of substantial losses, Domino’s turned profitable in 1993 and has increased earnings every year since 1996.

In 1998, Mr. Silverman led the sale of Domino’s Pizza, Inc. to investors in one of the largest private transactions of that year and served as its interim President during this period. In June 2003, Mr. Silverman once again led the recapitalization of Domino’s Inc. through highly successful concurrent bank and public debt transactions, which paid a significant dividend to Domino’s owners while lowering its overall cost of capital.

About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells a complete line of proprietary document imaging products. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out -tasking, outsourcing services and resells computer related products. Trac Medical uses the AuthentiDate service in the medical supply business.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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